Exhibit 99.1

For Information Contact:

Maureen Crystal

Tel: 703.707.6777

E-mail: mcrystal@nciinc.com

NCI Names Stephen L. Waechter to its Board of Directors

New Director Brings Exceptional Financial, Federal IT and Merger and Acquisition Expertise to NCI’s Board

RESTON, Va. — BUSINESS WIRE – June 14, 2007 — NCI, Inc. (NASDAQ:NCIT), a provider of information technology services and solutions to U.S. federal government agencies, announced today that Stephen L. Waechter has been elected to its Board of Directors.

“We are very pleased to have Steve Waechter join our board,” stated Charles K. Narang. “He brings more than 30 years of experience in finance, banking, and capital structure in the high-tech information technology and communications services industries. He has a long distinguished career as a financial executive which includes a proven track record as an industry consolidator in the merger and acquisitions market and a keen negotiator in structuring financial transactions and offerings.”

Mr. Waechter is the former Executive Vice President, Chief Financial Officer and Treasurer for CACI International, a position he held from 1999 to 2007. During his tenure at CACI, the company successfully completed 21 acquisitions, including the Defense and Intelligence Group of AMS, the company’s largest acquisition to date. Prior to CACI, Mr. Waechter held Chief Financial Officer positions at Government Technology Services, Inc. (GTSI), Vincam Group, Inc. and Applied Bioscience International, Inc. He began his career at General Electric in 1974, and progressed through their financial organization, where he became the Vice President of Finance for GE Information Services from 1989 to 1993.

Mr. Waechter holds a bachelor of arts in history from Christian Brothers College and an M.B.A. in finance from Xavier University. In June 2002, Mr. Waechter was honored at the 6th Annual Greater Washington Technology Chief Financial Officer awards, winning the CFO Community Service Award. He is also a director of Strategic Diagnostics, Inc., a provider of test products for the food safety and water quality markets.

About NCI, Inc.:

NCI, Inc., a Delaware holding company, through its subsidiary NCI Information Systems, Inc., is a leading provider of information technology services and solutions to U.S. federal government agencies. As an ISO 9001 certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives including enterprise systems management, information assurance, network engineering, and systems development and integration. Headquartered in Reston, Virginia, NCI has approximately 1,500 employees and 50 locations worldwide. For more information, visit our website at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI, Inc. believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Such forward-looking statements are subject to factors that could cause actual results to differ materially from those anticipated results. For a discussion of these and other risks and uncertainties, please refer to the section titled “Risk Factors” in NCI, Inc.’s Form 10-K filed with the Securities and Exchange Commission for the period ending December 31, 2006. The forward-looking statements included in this news release are only made as of the date of this news release and NCI, Inc. undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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